Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS AGREEMENT (the “Agreement”) is made and entered into on the 18 day of June, 2018 (the “Effective Date”), by and between JELD-WEN Holding, Inc., a Delaware corporation (the “Company”) and Gary S. Michel (the “Executive”).
1.Term of Employment; Duties. (1) As used herein, the phrase “Term of Employment” shall mean the period commencing on the Effective Date and ending on the date of termination of Executive’s employment in accordance with any one of Sections 5(a) through 5(e) below.
(a)    The Company hereby agrees to employ Executive as its President and Chief Executive Officer for the Term of Employment, and Executive agrees to serve in these capacities with the duties and responsibilities customary to such positions in a company of the size and nature of the Company, protecting, encouraging and promoting the interests of the Company, and performing such other duties consistent with the offices held by Executive as may be reasonably assigned to him from time to time by the Board of Directors of the Company (the “Board”). During the Term of Employment, Executive shall report solely and directly to the Board. While he remains an employee of the Company, Executive shall be nominated for re-election to the Board at the conclusion of each term of his service as a director. Executive shall resign from the Board, and from the board of directors or similar governing body of any affiliate of the Company, upon termination of employment.
(b)    Executive shall devote all of his business time and attention to his duties on the Company’s behalf except for sick leave, vacations and approved leaves of absence; provided, however, that nothing shall preclude Executive from (i) managing his personal investments and affairs and (ii) participating as a member of the board of directors or similar governing body of no more than one (1) for-profit company which is not a direct competitor of the Company and approved by the Board in writing prior to Executive commencing service therewith and such not-for-profit companies or institutions as do not interfere with the performance of Executive’s duties; provided that in each case, Executive shall not engage in activities inconsistent with the Company’s ethics codes and other conflicts of interest policies in effect from time to time or which materially interfere with or adversely affect the performance of Executive’s duties under this Agreement.
2.    Compensation.
(1)     Signing Bonus. Executive will be awarded a one-time cash payment as outlined in the employment offer letter.
(b)    Base Salary. The Company agrees to pay to Executive as a salary during the Term of Employment no less than $825,000 per year, payable in accordance with the normal payroll practices of the Company in the United States as in effect from time to time. The Board shall review, and may adjust in its sole discretion, such base salary no less often than annually.

Executive’s annual base salary rate, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
(a)    Annual Bonuses. During the Term of Employment, Executive shall participate in the Company’s annual Management Incentive Plan or any successor plan (the “MIP”), on terms and conditions that are appropriate to his positions and responsibilities at the Company and are no less favorable than those applying to other senior executive officers of the Company. Executive’s target annual bonus under the MIP in respect of each Fiscal Year shall be 100% of Base Salary and his maximum annual bonus shall be 200% of Base Salary. The Board shall review, and may adjust in its sole discretion, such bonus targets each year when it sets target bonuses for the MIP. Any annual bonus paid to Executive shall be in addition to the Base Salary and to any and all other benefits to which Executive is entitled as provided in this Agreement. Except as in accordance with any deferral election made by Executive pursuant to any deferred compensation plan maintained by the Company, payment of annual bonuses shall be made at the same time that other senior executive officers of the Company receive their annual bonuses. The 2018 MIP payment will be provided as outlined in the employment offer letter.
(b)    Long-Term Incentive Programs. Executive shall participate in the Company’s 2017 Omnibus Equity Plan or any successor plan and other long-term incentive compensation plans generally available to other senior executive officers of the Company from time to time on terms and conditions that are appropriate to his positions and responsibilities at the Company and are no less favorable than those generally applicable to such other senior executive officers. Executive will be awarded equity under our long term incentive plans on the effective date of this agreement as outlined in the employment offer letter.
3.    Employee Benefit Programs. During the Term of Employment, Executive shall be entitled to participate in all employee retirement, savings and welfare benefit plans and programs made available to the Company’s executive officers, as such plans may be in effect from time to time and on terms and conditions that are no less favorable than those generally applicable to other senior executive officers to the extent not duplicative of benefits provided by this Agreement.
4.    Perquisites, Vacations, Reimbursement of Expenses, and Aircraft Usage. During the Term of Employment:
(a)    The Company shall furnish Executive with, and Executive shall be allowed full use of, office facilities, secretarial and clerical assistance and other Company property and services commensurate with his position and of at least comparable quality, nature and extent to those made available to other senior executive officers of the Company from time to time;
(b)    Executive shall be allowed a minimum of five (5) weeks annual vacation and leaves of absence (“PTO”) with pay on a basis no less favorable than that applicable to other senior executive officers of the Company. PTO shall not be accrued, and any unused PTO shall be forfeited;

(c)    The Company shall reimburse Executive for reasonable business expenses incurred by Executive in the performance of his duties hereunder, such reimbursements to be effected in accordance with normal Company reimbursement procedures in effect from time to time; and
(d)    Executive and his immediate family members will be entitled to use of the Company’s aircraft for personal use, with the value of such aircraft usage not to exceed $75,000 per annum. The Company agrees that Executive may also use the Company’s aircraft to attend meetings of for-profit company board of directors of which Executive is a member and as outlined in the employment offer letter.
5.    Termination of Employment.
(a)    Termination Due to Death. In the event that Executive’s employment is terminated due to his death, the Company’s payment obligations under this Agreement shall terminate, except that Executive’s estate or his beneficiaries, as the case may be, shall be entitled to the following:
(1)    (i) the Base Salary through the date of termination, (ii) any earned but unpaid portion of Executive’s annual bonus provided for in Section 2(b) for the Fiscal Year preceding the year of termination, (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive pursuant to this Agreement or in accordance with Company policy prior to the date of Executive’s termination, and (iv) such employee benefits, if any, to which Executive may be entitled under the employee benefit plans of the Company according to their terms (the amounts described in clauses (i) through (iv) of this Section 5(a)(1), reduced (but not below zero) by any amounts owed by Executive to the Company, being referred to as the “Accrued Rights”);
(2)    a pro rata annual bonus provided for in Section 2(b) for the Fiscal Year in which Executive’s death occurs, based on the Company’s actual performance for the entire Fiscal Year, prorated for the number of calendar months during the Fiscal Year that Executive was employed prior to such termination (rounded up to the next whole month), payable at the time annual bonuses are paid for such Fiscal Year to executives of the Company generally (a “Pro Rata Bonus”); and
(3)    except as otherwise provided in Section 2, Executive’s outstanding stock options, restricted stock, performance share units, and restricted stock units (“Stock Awards”) shall be administered in accordance with the terms of the written agreements setting forth the terms of each such Stock Award.
A reduction to any amounts required to be provided or paid pursuant to Section 5(a)(1) that are subject to Section 409A shall not be effective until the amounts payable or provided to Executive under this Agreement sought to be reduced would otherwise have been paid to Executive pursuant to the terms of this Agreement.

(b)    Termination due to Disability.
(1)    If, as a result of Executive’s incapacity due to physical or mental illness, accident or other incapacity (as determined by the Board in good faith, after consideration of such medical opinion and advice as may be available to the Board from medical doctors selected by Executive or by the Board or both separately or jointly), Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months and, within 30 days after written notice of termination thereafter given by the Company, Executive shall not have returned to the full-time performance of Executive’s duties, the Company or Executive may terminate Executive’s employment for “Disability”.
(2)    In the event that Executive’s employment is terminated due to Disability, he shall be entitled to the following benefits:
(i)    the Accrued Rights;
(ii)    a Pro Rata Bonus for the Fiscal Year in which Executive’s termination occurs; and
(iii)    except as otherwise provided in Section 2, Executive’s outstanding Stock Awards shall be administered in accordance with the terms of the written agreements setting forth the terms of each such Stock Award.
(c)    Termination by the Company for Cause.
(1)    The Company shall have the right to terminate Executive’s employment at any time for Cause in accordance with this Section 5(c).
(2)    For purposes of this Agreement, “Cause” shall mean: (i) the conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether under the laws of the United States or any state thereof or any similar foreign law to which the person may be subject; (ii) being engaged or having engaged in conduct constituting breach of fiduciary duty, dishonesty, willful misconduct or material neglect relating to the Company or any of its subsidiaries or the performance of a person’s duties; (iii) appropriation (or an overt act attempting appropriation) of a material business opportunity of the Company or any of its subsidiaries; (iv) misappropriation (or an overt act attempting misappropriation) of any funds of the Company or any of its subsidiaries; (v) the willful failure to (A) follow a reasonable and lawful directive of the Company or any of its subsidiaries at which a person is employed or provides services, or the Board of Directors or (B) comply with any written rules, regulations, policies or procedures of the Company or a subsidiary at which a person is employed or to which he or she provides services which, if not complied with, would reasonably be expected to have more than a de minimis adverse effect on the business or financial condition of the Company; (vi) willful and knowing material violation of any (I) material rules or regulations of any governmental or regulatory body that are material to the business of the Company or (II) U.S. securities laws; provided that for the avoidance of doubt, a violation shall not be considered as willful or knowing where Executive has acted in a manner consistent with specific advice of outside counsel to the Company; (vii) failure to cooperate, if requested by the Board, with any investigation or inquiry by the Company, the Securities Exchange Commission or another governmental body into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; (viii) violation of a person’s employment, consulting, separation or similar agreement with the Company or any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which the person is subject; (ix) deliberate and continued failure to perform material duties to the Company or any of its subsidiaries; or (x) violation of the Company’s Code of Business Conduct and Ethics, as it may be amended from time to time. No termination of Executive’s employment by the Company for Cause pursuant to this Section 5(c) shall be effective unless the provisions of this Section 5(c)(3) shall have been complied with and unless a majority of the members of the Board have duly voted to approve such termination. Executive shall be given written notice by the Board of its intention to terminate him for Cause, which notice (A) shall state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (B) shall be given no later than ninety (90) days (or sixty (60) days on or after a Change in Control) after the first meeting of the Board at which the Board became aware of the occurrence of the event giving rise to such grounds. Executive shall have 30 days after receiving such notice in which to cure such grounds, to the extent curable, as determined by the Board in good faith. If Executive fails to cure such grounds within such 30-day period, Executive’s employment with the Company shall thereupon be terminated for Cause. If the Board determines in good faith that the grounds are not curable, Executive’s employment with the Company shall be terminated for Cause upon Executive’s receipt of written notice from the Board.
(3)    In the event the Company terminates Executive’s employment for Cause pursuant to this Section 5(c), he shall be entitled to the Accrued Rights. Executive’s outstanding Stock Awards shall be administered in accordance with the terms of the written agreements setting forth the terms of each such Stock Award.
(d)    Termination Without Cause or for Good Reason.
(1)    In the event of a Termination without Cause or Resignation for Good Reason (a “Qualifying Termination”), Executive shall be entitled to 30 days’ notice, following which he shall receive the Accrued Rights and, subject to (X) Executive’s continued compliance with the provisions of Sections 10, 11, 12 and 13 hereof, and (Y) in the case of a Qualifying Termination which occurs prior to a Change in Control (a “Non-CIC Qualifying Termination”), Executive’s execution and non-revocation of a release of claims substantially in the form attached hereto as Annex A, with such changes as may be required by changes in applicable law (a “Release”) pursuant to Section 5(d)(4), the following:
(i)    (A) in the event of a Non-CIC Qualifying Termination, a Pro-Rata Bonus for the Fiscal Year in which such termination occurs, at the time annual bonuses are paid for such Fiscal Year to executives of the Company generally; or (B) in the event of a Qualifying Termination which occurs on or after a Change in Control (a “CIC Qualifying Termination”), a pro rata annual bonus for the Fiscal Year in which such termination occurs, based on Executive’s target annual bonus for such Fiscal Year, prorated for the number of calendar months during the Fiscal Year that Executive was employed prior to such termination (rounded up to the next whole month), payable (I) in the event of a CIC Qualifying Termination which occurs two (2) years or less following a Change in Control, as soon as practicable following Executive’s termination of employment, and (II) in the event of a CIC Qualifying Termination which occurs more than two (2) years following a Change in Control, at the time annual bonuses are paid for such Fiscal Year to executives of the Company generally;
(ii)    a severance payment in an amount equal to the sum of (A) and (B) (or, in the event of a CIC Qualifying Termination, an amount equal to two times the sum of (A) and (B)), where (A) is the Base Salary, as in effect immediately prior to the delivery of notice of termination or, for a termination for Good Reason, as in effect immediately prior to the event giving rise to Good Reason, and (B)(1) in the event of a Non-CIC Qualifying Termination, is Executive’s target annual bonus provided for in Section 2(b) of this Agreement for the Fiscal Year in which such termination occurs or, for a termination for Good Reason, Executive’s target annual bonus as in effect immediately prior to the event giving rise to Good Reason, or (2) in the event of a CIC Qualifying Termination, is the average annual short-term incentive compensation bonus (including any bonus or portion thereof that has been earned but deferred, annualized for any fiscal year during which the Participant was employed for less than twelve (12) full months), the Participant received from the Company or any of its affiliates during (i) the three (3) full fiscal years of the Company immediately preceding the Change in Control (or such fewer number of fiscal years during which Executive was employed), or (ii) the three (3) full fiscal years of the Company immediately preceding the Date of Termination (or such fewer number of fiscal years during which Executive was employed), if greater, payable (I) in the event of a Non-CIC Qualifying Termination or in the event of a CIC Qualifying Termination which occurs more than two (2) years following a Change in Control, in twelve (12) equal monthly installments following Executive’s termination or (II) in the event of a CIC Qualifying Termination which occurs on or within two (2) years following a Change in Control, in a single lump sum not later than ten (10) days following Executive’s termination of employment;
(iii)    in the event of a CIC Qualifying Termination, all Stock Options, RSUs or similar equity incentives shall fully and immediately vest upon termination and all PSUs or similar equity incentives shall vest at target levels prorated for the number of years of service in the applicable performance period prior to termination (rounded up to the next full year) upon termination. In the event of a Non-CIC Qualifying Termination, all equity awards shall be treated in accordance with the applicable agreements;
(iv)    if Executive elects to continue coverage under the Company’s medical, dental, and/or vision insurance plans pursuant to COBRA following termination of employment, the Company shall pay Executive’s COBRA premiums or otherwise provide continuing coverage for a period of twelve (12) months following termination in the event of a Non-CIC Qualifying Termination and twenty-four (24) months following termination in the event of a CIC Qualifying Termination (the “COBRA Payment Period”) and timely report the COBRA premiums as taxable income to Executive in a manner necessary for Executive to not incur penalty taxes on such benefits pursuant to Section 409A. Notwithstanding the foregoing, if at any time the Company determines in its sole discretion that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period, regardless of whether Executive elects COBRA coverage (the “Special Severance Payment”). Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, Executive must immediately notify the Company of such event, and all payments and obligations under this clause will cease; and
(v)    Company will provide Executive with outplacement services not to exceed $10,000 in total value.
(2)    For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:
(i)    An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person, immediately after which such Person first acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this section, the acquisition of Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);
(ii)    The individuals who, as of the Effective Date of this Plan, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-

thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest;
(iii)    The consummation of:
(a)    A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” shall mean a Merger in which:
(i)    the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(ii)    the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and
(iii)    no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity or (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of Voting Securities representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(iv)    The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and, after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
(3)    For purpose of this Agreement, “Good Reason” shall mean the occurrence of any of the following subsequent to the Effective Date of this Agreement without Executive’s consent:
(i)    Prior to a Change in Control, (A) the removal of Executive from the position of President and Chief Executive Officer; (B) the assignment to Executive of duties that are materially inconsistent with, or that materially impair his ability to perform, the duties customarily assigned to a President and Chief Executive Officer of a corporation of the size and nature of the Company; or a change in the reporting structure so that Executive reports to someone other than the Board or is subject to the direct or indirect authority or control of a person or entity other than the Board; (C) any material breach by the Company of this Agreement; (D) conduct by the Company that would cause Executive to commit fraudulent acts or would expose Executive to criminal liability; (E) the Company failing to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the Company’s business or assets; (F) a relocation of Executive’s principal place of employment to any place which is more than 50 miles from the Company’s corporate headquarters as of the Effective Date; (G) a decrease in Executive’s Base Salary below the Base Salary in effect on the Effective Date, other than an across the board reduction in base salary applicable in like proportions to all senior executive officers; or (H) a decrease in Executive’s target annual bonus percentage or maximum annual bonus percentage under the MIP below those in effect on the Effective Date, other than an across the board reduction of percentages or elimination of the MIP in like proportions to all senior executive officers.
(ii)    On or after a Change in Control, in addition to anything described in Section 5(d)(3)(i), (A) a substantial change in the nature, or diminution in the status of Executive’s duties or position from those in effect immediately prior to the Change in Control (which will be presumed to have occurred if, immediately following such Change in Control, the Company or its successor is not publicly traded and, if the ultimate parent of the Company is publicly traded, Executive is not President and Chief Executive Officer of such ultimate parent); (B) a material reduction by the Company of Executive’s Base Salary as in effect on the date of a Change in Control or as in effect thereafter if such Base Salary has been increased and such increase was approved prior to the Change in Control; (C) a reduction by the Company in the overall value of benefits provided to Executive (including profit sharing, retirement, health, medical, dental, disability, insurance, and similar benefits, to the extent provided by the Company prior to any such reduction), as in effect on the date of Change in Control or as in effect thereafter if such benefits have been increased and such increase was approved prior to the Change in Control; (D) a failure to continue in effect any MIP, stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change in Control, or a reduction in Executive’s participation in any such plan, unless Executive is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value; (E) a failure to provide Executive the same number of PTO days per year available to him prior to the Change in Control; (F) relocation of Executive’s principal place of employment to any place more than fifty (50) miles from Executive’s previous principal place of employment; (G) any material breach by the Company of any provision of this Agreement or any equity award agreement; (H) conduct by the Company, against Executive’s volition, that would cause Executive to commit fraudulent acts or would expose Executive to criminal liability or (I) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; provided, that for purposes of clauses (B) through (E) above, “Good Reason” shall not exist (1) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change in Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change in Control, or (2) if the reduction in aggregate value is due to the application of Company or Executive performance against the applicable performance targets, in each case applying standards reasonably equivalent to those utilized by the Company prior to the Change in Control.
(4)    No termination of Executive’s employment by Executive for Good Reason pursuant to Section (5)(d)(3)(i) shall be effective unless the provisions of this Section 5(d)(4) shall have been complied with. Executive shall give written notice to the Company of his intention to terminate his employment for Good Reason, which notice shall (i) state in detail the particular circumstances that constitute the grounds on which the proposed termination for Good Reason is based and (ii) be given no later than ninety (90) days after the first occurrence of such circumstances. The Company shall have thirty (30) days after receiving such notice in which to cure such grounds. If the Company fails to cure such grounds within such thirty (30)-day period, Executive’s employment with the Company shall thereupon terminate for Good Reason.
(5)    This Section 5(d)(5) shall apply only in the event of a Non-CIC Qualifying Termination. The Company shall furnish to Executive within five (5) business days following such termination a Release and Executive must return the Release and it must have become irrevocable before the sixtieth (60th) day after Executive’s termination before any payments or benefits may be provided. If the Release is timely provided and is irrevocable on or before the sixtieth (60th) day following Executive’s termination of employment, the benefits and amounts described in Section 5(d)(1) shall commence to be provided (and provided retroactively to the extent that the payment or benefit would otherwise have been provided but for the requirement of the Release) two (2) business days after the Release is irrevocable but in any event not later than the sixtieth (60th) day after termination of Executive’s employment; provided that if the sixty (60) day period following the termination of Executive’s employment expires in the calendar year following the calendar year of Executive’s termination of employment, payments and benefits shall not commence earlier than the calendar year following termination of Executive’s employment. If the

Company fails to furnish the form of Release timely to Executive, no Release shall be required and Executive shall be treated as if he had timely executed and submitted the Release and such Release had become irrevocable on the tenth (10th) day after termination of Executive’s employment. If Executive fails to submit the Release timely enough so that it is irrevocable on or before the sixtieth (60th) day following termination of employment and the Company has complied with its obligation to furnish the form of Release to Executive within five (5) business days following Executive’s termination of employment, then Executive shall not be entitled to receive any benefits under Section 5(d)(1) other than the Accrued Rights.
(e)    Voluntary Termination. Executive shall have the right to terminate his employment with the Company in a voluntary termination at any time upon thirty days’ notice. A voluntary termination shall mean a termination of employment by Executive on his own initiative, other than a termination due to Disability or for Good Reason. Executive’s voluntary termination shall have the same consequences as provided in Section 5(c) for a termination for Cause.
(f)    Reduction of Certain Payments.
(1)    Anything in this Agreement to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax (the “Accounting Firm”) shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, Executive shall receive all Agreement Payments to which Executive is entitled under this Agreement.
(2)    If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5(f) shall be made as soon as reasonably practicable and in no event later than sixty (60) days following the date of termination or such earlier date as requested by the Company and the Executive. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(3)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(4)    For purposes hereof, the following terms have the meanings set forth below: (i) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 5(g) and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, in Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).
6.    Indemnification and Insurance. (1) The Company and Executive acknowledge that they shall, as soon as reasonably practicable after the Effective Date, enter into an Indemnification Agreement, substantially in the form attached hereto as Annex B, which agreement shall not be affected by this Agreement.
(a)    The Company agrees that Executive shall be covered as a named insured under the Company’s Directors’ and Officers’ liability insurance as applicable from time to time to the Company’s senior executive officers on terms and conditions that are no less favorable than those applying to such other senior executive officers.
7.    No Mitigation; No Offset. In the event of a termination of Executive’s employment for any reason, Executive shall not be required to seek other employment or to mitigate any of the Company’s obligations under this Agreement, and except as otherwise provided in this Agreement, no amount payable under Section 5 shall be reduced by (a) any claim the Company may assert against Executive or (b) any compensation or benefits earned by Executive as a result of employment by another employer, self-employment or from any other source after such termination of employment with the Company.
8.    Designated Beneficiary. In the event of the death of Executive while in the employ of the Company, or at any time thereafter during which amounts remain payable to Executive under Section 5 above, such payments shall thereafter be made to such person or persons as Executive may specifically designate (successively or contingently) to receive payments under this Agreement following Executive’s death by filing a written beneficiary designation with the Company during Executive’s lifetime. Any change in the beneficiary designation shall be in such form as may be reasonably prescribed by the Company and may be amended from time to time or may be revoked by Executive pursuant to written instruments filed with the Company during his lifetime. Beneficiaries designated by Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee of a trust, or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by Executive, if all of the persons so designated die before Executive on the occurrence of a contingency not contemplated in such beneficiary designation, or if Executive shall have failed to provide such beneficiary designation, then the amount payable under this Agreement shall be paid to Executive’s estate.
9.    Ethics. During the Term of Employment, Executive shall be subject to the Company’s Code of Business Conduct and Ethics and related policies (the “Policies”), as the Policies may be updated from time to time, which Policies are set forth on the Corporate Governance page of the Company’s website. If for any reason an arbitrator, subject to judicial review as provided by law, or a court should determine that any provision of the Policies is unreasonable in scope or otherwise unenforceable, such provision shall be deemed modified and fully enforceable as so modified to the extent the arbitrator and any reviewing court determines what would be reasonable and enforceable under the circumstances.
10.    Confidential Information, Return of Property, Developments. (1) Executive covenants and agrees that, except to the extent the use or disclosure of any Confidential Information is required to carry out Executive’s assigned duties with the Company, during the Term and thereafter: (i) Executive shall keep strictly confidential and not disclose to any person not employed by the Company any Confidential Information; and (ii) Executive shall not use or refer to any Confidential Information. However, this provision shall not preclude Executive from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Executive’s violation of this Section), (y) any disclosure required by law or court order so long as Executive provides the Company prompt written notice of any such potential disclosure and reasonably cooperates with the Company to prevent or limit such disclosure to the extent lawful, or (z) communicating with a government office, official or agency. “Confidential Information” means confidential, proprietary or business information related to the Company’s business that is or was furnished to, obtained by, or created by Executive during Executive’s employment with the Company. Confidential Information includes by way of illustration, but is not limited to, such information relating to the Company’s: (A) customers and suppliers, including customer lists, supplier lists, contact information, contractual terms, prices, and billing histories; (B) finances, financial statements, balance sheets, forecasts, profit margins and cost analyses; (C) plans and projections for new and developing business opportunities and for maintaining existing business; and (D)  operating methods, business processes and techniques, services, products, prices, costs, service performance, and operating results. For the avoidance of doubt, this provision in no way limits Executive’s obligations or the Company’s rights under applicable trade secrets statutes.
(a)    All property, documents, data, and Confidential Information prepared or collected by Executive as part of Executive’s employment with the Company, in whatever form, are and shall remain the property of the Company. Executive agrees that Executive shall return upon the Company’s request at any time (and, in any event, before Executive’s employment with the Company ends) all documents, data, Confidential Information, and other property belonging to the Company in Executive’s possession or control, regardless of how stored or maintained and including all originals, copies and compilations.
(b)    Executive hereby assigns and agrees in the future to assign to the Company Executive’s full right, title and interest in all Developments (as defined below). In addition, all copyrightable works that Executive has created or creates in the course of or related to Executive’s employment with the Company shall be considered “work made for hire” and shall be owned exclusively by the Company. “Developments” means any invention, formula, process, development, design, innovation or improvement made, conceived or first reduced to practice by Executive, solely or jointly with others, during Executive’s employment with the Company and that was developed using the equipment, supplies, facilities or trade secret information of the Company or that relates at the time of conception or reduction to practice to: (i) the business of the Company, or (ii) any work performed by Executive for the Company.

11.     Non-Compete and Non-Solicitation: Executive is bound by and as a condition of employment, agrees to execute and abide by the Company’s 2018 Non-Compete Agreement (the “Non-Compete Agreement” and attached as Annex C), which may be amended by the company from time to time without regard to this Agreement. The Non-Compete Agreement contains provisions that are intended by the Parties to survive and do survive termination of this Agreement.
12.    Reasonableness. Executive has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth herein are fair, reasonable, and necessary to protect the Company’s legitimate business interests, its goodwill with its clients, suppliers and employees, and its confidential and trade secret information. In addition, Executive acknowledges and agrees that the foregoing restrictions do not unreasonably restrict Executive with respect to earning a living should Executive’s employment with the Company end. As such, Executive agrees not to contest the general validity or enforceability of this Agreement in any forum.

The post-Term covenants in this Agreement shall survive the last day of the Term and shall be in addition to any restrictions imposed upon Executive by statute, at common law, or other written agreements. Executive agrees that the Company may share the terms of this Agreement with any business with which Executive becomes associated while any of the post-Term restrictions in this Agreement remain in effect.
13.    Remedies. Executive acknowledges and agrees that Executive’s breach of this Agreement would result in irreparable damage and continuing injury to the Company. Therefore, in the event of any breach or threatened breach of this Agreement, the Company shall be entitled to an injunction enjoining Executive from committing any violation or threatened violation of this Agreement, without limiting the Company’s other remedies. The Company shall not be required to post a bond to obtain such an injunction. If the Company is successful in any litigation to enforce this Agreement, then Executive agrees that the Company shall be entitled to the reasonable attorneys’ fees it incurred in connection with such enforcement. In addition, if Executive breaches this Agreement, then (a) Executive will stop earning severance pay under this Agreement and such payments will stop; and (b) Employee agrees to repay any severance pay already paid under this Agreement beyond $2,000. Any such forfeiture and/or repayment of Severance Pay shall in no way impair Employee’s obligations to comply with this Agreement, the effectiveness of the Release, or the Company’s right to injunctive relief and damages for the breach.
14.    Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, or delivered by private courier, as follows: if to the Company — JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, NC 28273 (or such other address indicated from time to time as the worldwide corporate headquarters of JELD-WEN Holding, Inc. on its website or in its annual proxy statement) Attention: General Counsel; and if to Executive to the address of Executive as it appears in the records of the Company. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.    Miscellaneous. This Agreement shall also be subject to the following miscellaneous provisions:
(a)    The Company represents and warrants to Executive that it has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with its terms.
(b)    This Agreement contains a complete statement of all the agreements between the parties with respect to Executive’s employment by the Company, supersedes all prior and existing negotiations and agreements between them concerning the subject matter thereof and can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto and stating an intention to change or modify this Agreement. For the avoidance of doubt, the payments due under this Agreement upon termination apply in lieu of, and not in addition to, any severance policy or practice of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.
(c)    The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.
(d)    This Agreement shall be governed by and construed in accordance with North Carolina law, without regard to the choice of law principles of any jurisdiction. Each party further agrees that any litigation under this Agreement shall occur exclusively in a state or federal court in Mecklenburg County, North Carolina and in no other venue. As such, each party irrevocably consents to the jurisdiction of and venue in the courts in Mecklenburg County, North Carolina for all disputes with respect to this Agreement. Executive agrees to service of process in any such dispute via FedEx to Executive’s home address, without limiting other service methods allowed by applicable law. The parties agree that the terms in this Section are material to this Agreement, and that they will not challenge the enforceability of this Section in any forum.
(e)    All compensation payable hereunder shall be subject to such withholding taxes as may be required by law.
(f)    This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take commercially reasonable action in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or obligations pursuant to this Agreement.
(g)    The rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under any Company sponsored stock incentive plans or any grants or award agreements issued thereunder. The provisions of this Agreement shall not in any way abrogate Executive’s rights under such stock incentive plans and underlying grants or award agreements.
(h)    The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.
(i)    The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
(j)    Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
(k)    This Agreement may be executed in two or more counterparts each of which shall be legally binding and enforceable.
(l)    Without limiting any rights which the Company otherwise has or obligations to which Executive is otherwise subject pursuant to any compensation clawback policy adopted by the Company from time to time, Executive hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Executive will be subject to any legally mandatory policy relating to the recovery of compensation, to the extent that the Company is required to adopt and/or implement such policy pursuant to applicable law, whether pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise.
16.    Section 409A.
(a)    It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A~~,~~ so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. To the extent that any provision of this Agreement would otherwise result in Executive being subject to payment of any tax, interest or tax penalty under Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Executive.
(b)    With respect to any payments or benefits provided to Executive under this Agreement which are subject either in whole or in part to Section 409A, the Company shall discharge its obligations under this Agreement with respect to such payments or benefits in compliance with all applicable requirements of Section 409A. If Executive incurs any taxes or interest as a result of failure by the Company or any agent of the Company to discharge its obligations under this Agreement in compliance with the requirements of Section 409A, the Company shall reimburse Executive in full for the amount of such taxes and interest (and for the amount of any additional taxes payable with respect to such reimbursement) so that Executive is restored to the same after-tax position in which Executive would have been in had the noncompliance with Section 409A not occurred.
(c)    No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)).
(d)    For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
(e)    If Executive is a specified employee for purposes of Section 409A(a)(2)(B)(i), any payment or provision of benefits that is nonqualified deferred compensation subject to Section 409A and that is made in connection with a separation from service payment event (as determined for purposes of Section 409A) shall not be paid prior to the earlier of (x) the expiration of the six-month period measured from the date of Executive’s separation from service or (y) the date of Executive’s death (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of June 2018.

EXECUTIVE /s/ Gary S. Michel Gary S. Michel	JELD-WEN HOLDING, INC. /s/ Timothy R. Craven Timothy R. Craven Executive Vice President, Human Resources

ANNEX A

RELEASE OF CLAIMS
Executive hereby irrevocably, fully and finally releases JELD-WEN Holding, Inc., a Delaware corporation (the “Company”), its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this release which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with the Company, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (“ERISA”) (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
(i)    claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
(ii)    claims related to Executive’s COBRA rights;
(iii)    claims for indemnification from the Company to which Executive is or may become entitled, including but not limited to claims submitted to an insurance company providing the Company with directors and officers liability insurance; and
(iv)    any claims for benefits under any employee benefit plans of the Company that become due or owing at any time following Executive’s termination of employment, including, but not limited to, any ERISA plans, deferred compensation plans or equity plans.
Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.
Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this release, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed

Annex A-1

by this release. Executive expressly assumes this risk by signing this release and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.
Executive also hereby waives any rights under the laws of the Commonwealth of Virginia, the State of New York, or any other jurisdiction which Executive may otherwise possess that are comparable to those set forth under California Civil Code section 1542.
Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
Executive acknowledges that he has been given at least 21 days in which to review and consider this release, although Executive is free to execute this release at any time within that 21-day period. Executive acknowledges that he has been advised to consult with an attorney about this release. Executive also acknowledges his understanding that if Executive signs this release, Executive will have an additional 7 days from the date that Executive signs this release to revoke that acceptance, which Executive may effect by means of a written notice sent to the General Counsel of the Company at the Company’s corporate headquarters. If this 7-day period expires without a timely revocation, Executive acknowledges and agrees that this release will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the effective date of this release.
Executive acknowledges and agrees that his execution of this release is supported by independent and adequate consideration in the form of payments and/or benefits from the Company to which Executive would not have become entitled if he had not signed this release.
IN WITNESS WHEREOF, Executive has duly executed this release as of the day and year set forth below.
EXECUTIVE

Gary S. Michel
Date:

Annex A-2

ANNEX B
FORM INDEMNIFICATION AGREEMENT
INDEMNIFICATION AGREEMENT
[Executed Standard Form]

Annex B-1

ANNEX C

JELD-WEN 2018 Non-Compete and Non-Solicitation Agreement
This Non-Compete Agreement (“Agreement”) is entered into by and between JELD-WEN, Inc., a Delaware Corporation, with its principal place of business located in Charlotte, North Carolina (the “Employer”), on behalf of itself, its subsidiaries, and other corporate affiliates, and their successors or assigns (collectively referred to herein as, the “Employer Group”), and the Executive (referred to herein as the “Associate”) named in the award of Restricted Stock Units, Performance Share Units, and/or Stock Options granted on the date of the Grant Award (the “Associate”), (the Employer and the Associate are collectively referred to as the “Parties”), as of the Grant Award Date (the “Effective Date”).
In consideration of the award of Restricted Stock Units, Performance Share Units, and/or stock Options granted on the date indicated on the Grant Award, which the Associate acknowledges to be good and valuable consideration for the associate's obligations hereunder, the Employer and the Associate hereby agree as follows:
1.Confidential Information. The Associate understands and acknowledges that during the course of employment by the Employer Group, the Associate will have access to and learn about Confidential Information, as defined below.
(a)    Confidential Information Defined.
For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, operating systems, work-in-process, databases, manuals, records, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, associate lists, supplier lists, vendor lists, developments, internal controls, security procedures, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, inventions, unpublished patent applications, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing

Annex B-2

information, distributor lists, and buyer lists of the Employer Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer Group in confidence.
The Associate understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
The Associate understands and agrees that Confidential Information includes information developed by the Associate in the course of the Associate's employment by the Employer as if the Employer furnished the same Confidential Information to the Associate in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Associate, provided that the disclosure is through no direct or indirect fault of the Associate or person(s) acting on the Associate's behalf.
(b)    Employer Group Creation and Use of Confidential Information.
The Associate understands and acknowledges that the Employer Group has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its associates, and improving its offerings in the field of door, window, trim, and building supplies manufacturing and distribution. The Associate understands and acknowledges that as a result of these efforts, Employer Group has created, and continues to use and create, Confidential Information. This Confidential Information provides Employer Group with a competitive advantage over others in the marketplace.
(c)    Disclosure and Use Restrictions.
Nothing herein voids, alters, or modifies the associate's obligations under the Employer’s Code of Business Conduct and Ethics, Associate’s Employment Agreement, or any other confidentiality agreement entered into by Associate and the Employer.
2.    Restrictive Covenants.
(a)    Acknowledgment.

Annex B-3

The Associate understands that the nature of Associate's position gives the Associate access to and knowledge of Confidential Information and places the Associate in a position of trust and confidence with the Employer Group. The Associate understands and acknowledges that the intellectual services the Associate provides to the Employer Group are unique, special, or extraordinary.
The Associate further understands and acknowledges that the Employer Group's ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group, and that improper use or disclosure by the Associate is likely to result in unfair or unlawful competitive activity.
(b)    Non-Competition.
Because of Employer Group's legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Associate, the receipt and sufficiency of which is acknowledged, during the term of Associate's employment and for the one year beginning on the last day of the Associate's employment with the Employer, whether terminated for any reason or no reason, by the Associate or the Employer, (the "Restricted Period"), the Associate agrees and covenants not to engage in Prohibited Activity within the United States, or the geographical regions for which the Associate provides services during the course of employment, whichever is larger.
For purposes of this non-compete clause, "Prohibited Activity" is activity in which the Associate contributes the Associate's knowledge, directly or indirectly, in whole or in part, as an associate, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Employer Group, including those engaged in the business of manufacturing and distribution of doors, windows, trim, and other building supplies manufactured or distributed by the Employer Group. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information.
The Employer Group regards as its primary, but not exclusive, competitors the following: Masonite, Weather Shield, PlyGem, Pella, Andersen Windows, Marvin Windows, Steve’s and Sons, Fortune Brands Door Division (ThermaTru), Plastpro, Lynden Door, Haley Bros., Woodgrain Millwork, PGT, Sierra Pacific, and Hurd.

Annex B-4

Nothing herein shall prohibit Associate from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Associate is not a controlling person of, or a member of a group that controls, such corporation.
This Section does not, in any way, restrict or impede the Associate from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
(c)    Non-Solicitation of Associates.
The Associate agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any associate of the Employer Group ("Covered Associate"), or induce the termination of employment of any Covered Associate for a period of two years, beginning on the last day of the Associate's employment with the Employer, regardless of the reason for the employment termination.
(d)    Non-Solicitation of Customers.
The Associate understands and acknowledges that because of the Associate's experience with and relationship to the Employer Group, the Associate will have access to, and will learn about, much or all of the Employer Group's customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales/services.
The Associate understands and acknowledges that loss of any such customer relationship or goodwill will cause significant and irreparable harm to the Employer Group.
The Associate agrees and covenants, for a period of two years, beginning on the last day of the Associate's employment with the Employer, whether terminated for any reason or no reason, by the Associate or the Employer, not to directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, including, but not limited to, email, regular mail, express mail, telephone, fax, instant message, or

Annex B-5

social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this agreement, or meet with the Employer Group's current customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Employer Group.
This restriction shall only apply to:

•	Customers or prospective customers the Associate contacted in any way during the two years prior to the Associate’s termination of employment;

•	Customers about whom the Associate has trade secret or confidential information; or,

•	Customers about whom the Associate has information that is not available publicly.
3.    Remedies. In the event of a breach or threatened breach by the Associate of any of the provisions of this Agreement, the Associate hereby consents and agrees that the Employer Group shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.
4.    Successors and Assigns.
(a)    Assignment by the Employer.
To the extent permitted by state law, the Employer may assign this Agreement to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer Group and permitted successors and assigns.
(b)    No Assignment by the Associate.
The Associate may not assign this Agreement or any part hereof. Any purported assignment by the Associate shall be null and void from the initial date of purported assignment.
5.    Choice of Law and Forum Selection. This Agreement, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of North Carolina (including its statutes of limitations), without giving effect to the conflict of laws provisions thereof to the extent such

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principles or rules would require or permit the laws of any jurisdiction other than the State of North Carolina to apply. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in the state of North Carolina, county of Mecklenburg. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
6.    Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Associate and the Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
7.    Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Associate and by the Chief Executive Officer of the Employer. No waiver by either Party of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.
8.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any modification to become a part of and treated as though originally set forth in this Agreement.
The Parties further agree that any such court is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.
The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. Should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.
9.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same

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instrument. Delivery of an executed counterpart of this Agreement by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.
10.    No Preparation for Competition. During the term of the Associate's employment, Associate agrees not to undertake preparations for competitive activity prohibited by this Agreement.

EXECUTIVE
/s/ Gary S. Michel
Gary S. Michel
Date: June 18, 2018

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